UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 6, 2019

(Date of earliest event reported)

COHBAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55334	26-1299952
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1455 Adams Drive, Suite 2050

Menlo Park, CA 94025

(Address of principal executive offices and zip code)

(650) 446-7888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CWBR	Nasdaq Capital Market

COHBAR, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.

The information in Item 5.02 is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 6, 2019, the Board of Directors (the “Board”) of CohBar, Inc. (the “Company,” “we,” “us” or “our”), appointed Steven Engle as our Chief Executive Officer, effective as of May 15, 2019 (the “Effective Date”). In connection with Mr. Engle’s appointment, the service of Philippe Calais as our Interim Chief Executive Officer will terminate immediately prior to the Effective Date. Dr. Calais will continue to serve as a member of our Board.

Before joining us, Mr. Engle, 64, had served since September, 2011, as the Chief Executive Officer of Averigon Consulting, an advisory firm providing business development, fundraising, operational and other consultancy services to companies in the life sciences industry. From August, 2007 to August, 2011, Mr. Engle served as the Chairman, Chief Executive Officer and President of XOMA Corporation (NASDAQ: XOMA), a publicly-traded biotechnology company. Mr. Engle served as the Chairman and Chief Executive Officer of La Jolla Pharmaceutical Company (NASDAQ: LJPC), a publicly-traded biotechnology company, from 1997 to 2006, and prior to that served as its President and Chief Executive Officer from 1995 to 1997, and as its Executive Vice President and Chief Operating Officer from 1993 to 1994. Mr. Engle also currently serves as Chairman of the board of directors of Prescient Therapeutics (ASX: PTX), and as a member of the board of directors at various private companies. Mr. Engle received his B.S. in Electrical Engineering and his M.S. in Electrical Engineering from the University of Texas, Austin.

In connection with his appointment, we entered into an Executive Employment Agreement with Mr. Engle effective as of May 15, 2019 (the “Agreement”). Pursuant to the terms of the Agreement, the Board anticipates appointing Mr. Engle as a member of the Board in 2019. Mr. Engle’s initial base salary under the Agreement is $450,000 annually. Mr. Engle will also be eligible for an annual bonus with a target amount of up to 50% of his annual base salary, payable based on achievement of corporate and/or personal performance goals. Mr. Engle also received an award under our Amended and Restated 2011 Equity Incentive Plan of options to purchase up to an aggregate of 1,930,000 shares of our common stock (the “Option Award”). 1,500,000 shares subject to the Option Award will become vested and exercisable in installments based on Mr. Engle’s continued employment on periodic vesting dates over a four year term.  430,000 shares subject to the Option Award vest based both on Mr. Engle’s continued service through the relevant vesting dates during the four year vesting term and the achievement of performance criteria established in connection with the option award.

The Agreement entitles Mr. Engle to certain severance payments and other benefits if his employment is terminated by us without cause, or upon his resignation for “good reason” as defined in the Agreement. Upon any such termination of Mr. Engle’s employment, he would be entitled to a severance payment equal to one hundred percent (100%) of his then current base salary (the “Severance Payment”), and reimbursement for any COBRA coverage elected by Mr. Engle for himself and the members of his immediate family for a period of 12 months following such termination. Additionally, options under the Option Award that would have vested during the 12 month period immediately following his termination date would vest and become exercisable immediately (provided, with respect to any options subject to performance vesting criteria, that the relevant performance objectives have been achieved prior to termination).  If Mr. Engle’s termination without cause or resignation with “good reason” occurs within 12 months following a change in control of the company, then he would be entitled to receive the Severance Payment, the COBRA reimbursement period would extend for a period of 12 months, and vesting of up to 100% of the shares subject to the Option Award would be accelerated.

The foregoing summary of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHBAR, INC.

(Registrant)

May 7, 2019	By:	/s/ Jeffrey F. Biunno
(Date)		Jeffrey F. Biunno
Chief Financial Officer

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